Exhibit (n)(3)

Consent of Independent Auditors

The Board of Directors

Kahala Ireland OpCo Designated Activity Company:

We consent to the use of our report dated March 28, 2019 with respect to the consolidated balance sheet of Kahala Ireland OpCo Designated Activity Company as of December 31, 2018 and 2017 and the related consolidated statements of income, changes in members equity, and cash flows for the years then ended, and the related notes (collectively, the “consolidated financial statements”) included herein.

/s/ KPMG

KPMG

Dublin, Ireland

September 12, 2019